Exhibit 99.1

The Hanover Estimates the Impact of third QUARTER CATASTROPHES

WORCESTER, Mass., October 5, 2017 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that it estimates third quarter catastrophe losses to be in the range of $185 to $225 million before taxes and net of reinsurance. This estimate includes anticipated losses from hurricanes Harvey, Irma, Maria and the two Mexico earthquakes, as well as other catastrophe activity in the quarter.

Losses from the company’s international specialty group, Chaucer, are estimated to be in the range of $115 to $135 million before taxes, net of reinsurance.  The largest losses are the result of hurricanes Harvey and Irma, predominantly in the company’s treaty, direct property, marine and energy lines.

Losses in the company’s domestic business are expected to be in the range of $70 to $90 million before taxes and net of reinsurance, predominantly in the commercial lines business, largely from Hurricane Harvey.

“The unprecedented catastrophe activity in the quarter has caused tragic losses for many,” said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “We are hard at work, providing our partners and customers with the responsive service and support they expect and deserve.”

“Our initial loss estimates are in line with what we would expect for events of this magnitude, and are a reflection of our disciplined underwriting and risk management practices,” said Jeffrey M. Farber, executive vice president and chief financial officer.

Updated loss estimates will be reflected in The Hanover’s third quarter financial results, which are expected to be announced on November 1.

Forward-Looking Statements

The Company’s estimates of catastrophe losses are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "About Us - Investors.”  The difficulties at arriving at estimates with regard to catastrophes and other losses are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered or late discovery of damages; inherent delay in Lloyd’s claims reporting, particularly with regard to reinsurance agreements; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; applicable cause of loss for certain policies; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time, especially for customers who have not fully resumed their operations; the inherent uncertainty of estimating loss and loss adjustment reserves; uncertainties related to litigation and policy interpretation; and other factors.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACTS

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099